UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   February 14, 2012

Game Trading Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141521	20-5433090
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10957 McCormick Road, Hunt Valley, Maryland	21031
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(410) 316-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2012, Todd Hays resigned as President, Chief Executive Officer and Director of Game Trading Technologies, Inc. and Gamers Factory, Inc. (the “Companies”), effective February 7, 2012.  There was no disagreement or dispute between Mr. Hays and the Companies which led to his resignation.

The Companies filed voluntary petitions for relief pursuant to Chapter 11 of the United States Bankruptcy Code on January 30, 2012 in the U.S. Bankruptcy Court for the District of Maryland, Baltimore Division (the “Bankruptcy Court”), and the bankruptcy cases are being jointly administered for procedural purposes only as case number 12-11519 (NVA).

On February 8, 2012, the Companies filed their proposed plan of reorganization and motion to establish bidding procedures for and sale of substantially all of the Companies’ assets (the “Sale and Bid Procedures Motion”).  Pursuant to the Sale and Bid Procedures Motion, the Companies seek to sell, subject to higher and better offers and Bankruptcy Court approval, substantially all of their assets (the “Sale”) to two stalking horse bidders, DK Trading Partners, LLC and Mantomi Sales, LLC, respectively.  Mantomi Sales, LLC is 100% owned by Mr. Hays.  Pursuant to the Mantomi Sales, LLC asset purchase agreement (the “Mantomi APA”), (i) Mr. Hays was required to resign as President and Chief Executive Officer of the Companies on or before the execution of the Mantomi APA; (ii) the Companies’ Chief Restructuring Officer may employ Mr. Hays as an independent consultant to the Companies in matters unrelated to the Sale; and (iii) nothing in the Mantomi APA constitutes or shall be deemed a breach of the employment agreement between Mr. Hays and the Companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAME TRADING TECHNOLOGIES, INC.

Date: February 14, 2012	By:	/s/ Rodney Hillman
Rodney Hillman
Chief Operating Officer

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